FOR IMMEDIATE RELEASE
For Additional Information
Contact: Jon M. Donnell
or Peter J. O’Hanlon
(614) 761-6000

Dominion Homes Reports
2002 Sales and Closings

DUBLIN, Ohio – January 14, 2003 - Dominion Homes, Inc. (NASDAQ: DHOM) sold a record 2,577 homes, with an aggregate sales value of $469.3 million, during 2002. These sales represent a 12% increase over the 2,309 homes sold during 2001 and a 9% increase over the $431.3 million aggregate sales value of homes sold in 2001. The Company sold 630 homes, with an aggregate sales value of $114.0 million, during the three months ended December 31, 2002 compared to 530 homes, with an aggregate sales value of $98.7 million, sold during the three months ended December 31, 2001. This is a 19% increase in units and a 16% increase in sales value for the quarter.

The Company closed a record 2,591 homes during 2002 compared to 2,054 homes during 2001, a 26% increase. The Company closed 647 homes during the three months ended December 31, 2002 compared to 610 homes during the three months ended December 31, 2001, a 6% increase.

The Company’s backlog on December 31, 2002 was 1,018 sales contracts, with an aggregate sales value of $194.2 million, compared to a backlog on December 31, 2001 of 1,032 sales contracts, with an aggregate sales value of $201.2 million. The reduction in backlog is primarily due to an overall decrease in the build times of the Company’s homes that allowed the Company to accelerate the delivery of homes during the fourth quarter 2002. Also contributing to the reduction in backlog was the lower average sales value of the homes in backlog.

In order to manage the risk of an uncertain homebuilding market for 2003, the Company reduced its investment in inventory homes during the fourth quarter 2002. At December 31, 2002 the Company had 164 inventory homes with a cost of $14.9 million versus 199 inventory homes with a cost of $17.5 million at December 31, 2001.

Douglas G. Borror, Chief Executive Officer of Dominion Homes, Inc. said, “We are very pleased with our 2002 sales and closings which will result in record 2002 earnings. These results reflect the success of our new entry-level homes and continued operating improvements. Additionally this growth in our earnings coupled with the benefits of our recent stock offering has strengthened our balance sheet.”

The Company will announce its 2002 financial results on February 5, 2003 and host a conference call at 3:00pm Eastern Time on that same day. Interested parties may listen in by accessing the Company’s website at www.dominionhomes.com, selecting either the Central Ohio or Louisville, Kentucky location and then selecting “2002 Conference Call”.

Dominion Homes offers three distinct series of homes, which are differentiated by size, price, standard features and available options. The Company’s “Best of Everything” philosophy focuses on providing its customers with unsurpassed products, quality, and customer service. There are currently over 50 Dominion Homes locations in Central Ohio and Louisville, Kentucky. Additional information about the Company and its homes is located on its website.

Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, weather conditions, changes in general economic conditions, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition and other factors described in the Company’s Annual Report and Form 10-K for the year ended December 31, 2001 and in its Prospectus dated June 24, 2002 relating to its common shares. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

###